Exhibit 12



              Dickstein Shapiro Morin & Oshinsky LLP

                         2101 L Street NW
                     Washington, DC 20037-1526
                        Tel (202) 785-9700
                        Fax (202) 887-0689


                          August 21, 2003



Federated Equity Funds on behalf of Federated Capital
Appreciation Fund and
   Federated Kaufmann Fund
Federated Total Return Government Bond Fund
Federated Total Return Series, Inc., on behalf of Federated Total
Return Bond Fund
Federated Municipal Trust
Federated Short-Term Municipal Trust, on behalf of Federated
Intermediate Municipal Trust
Money Market Obligations Trust, on behalf of Automated Cash
Management Trust and
   Automated Government Money Market Trust

5800 Corporate Drive
Pittsburgh, Pennsylvania  15237-7010



Riggs Funds, on behalf of
   Riggs Stock Fund
   Riggs Small Company Stock Fund
   Riggs U.S. Government Securities Fund
   Riggs Bond Fund
   Riggs Short Term Tax Free Bond Fund
   Riggs Intermediate Tax Free Bond Fund
   Riggs Prime Money Market Fund and Riggs U.S. Treasury Money
Market Fund

5800 Corporate Drive
Pittsburgh, Pennsylvania 15237-7010



Ladies and Gentlemen:

      You have requested our opinion concerning certain federal income tax consequences of a transaction (the "Reorganization") in which all of the assets of each portfolio (each an "Acquired Fund") of the Riggs Funds (the "Riggs Trust") listed on Annex A will be acquired by a corresponding portfolio (each an "Acquiring Fund") of the trust/corporation (each a "Federated Entity") listed on Annex A, solely in exchange for Class A Shares, Institutional Service Shares or Shares of the corresponding Acquiring Fund (the "Acquiring Fund Shares"), which shall thereafter be distributed to the shareholders of the corresponding Acquired Fund (the "Acquired Fund Shareholders") in liquidation of the corresponding Acquired Fund. The Riggs Trust and the Federated Entities are all registered open-end management investment companies which qualify as regulated investment companies described in Section 851(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The terms and conditions of the Reorganization are set forth in an Agreement and Plan of Reorganization dated as of July 18, 2003, between the Riggs Trust and the Federated Entities (the "Agreement"). This opinion is rendered to you pursuant to paragraph 8.5 of the Agreement.

      We have reviewed and relied upon the Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the Reorganization, the certificates provided to us by the Riggs Trust and the Federated Entities in connection with the rendering of this opinion, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

      Based upon and subject to the foregoing, and assuming that the Reorganization will take place as described in the Agreement, we are of the opinion that, for federal income tax purposes with the respect to each Acquiring Fund:

           (a) The transfer of all of the Acquired Fund assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in dissolution and liquidation of the Acquired Fund will constitute a "reorganization" within the meaning of Section 368(a) (1) of the Code, and the Acquiring Fund and the Acquired Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

           (b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired
Fund solely in exchange for Acquiring Fund Shares.

           (c) No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares.

           (d) No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of its Acquired Fund Shares for Acquiring Fund Shares.

           (e) The aggregate tax basis for Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by it immediately prior to the Reorganization. The holding period of the Acquiring Fund Shares received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held by such shareholder, provided the Acquired Fund Shares are held as capital assets at the time of the Reorganization.

           (f) The tax basis of the Acquired Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization. The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

      Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Acquiring Fund, the Acquired Fund or any Acquired Fund Shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes as of the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

      This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively. There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service. We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

      The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.



                                    Very truly yours,



                                    /s/ Dickstein Shapiro Morin &
                                    Oshinsky LLP

                                    Dickstein Shapiro Morin &
                                    Oshinsky LLP